Exhibit 99.1

[Logo of Sparton Corporation]	NEWS RELEASE
Sparton Corporation Releases Fiscal 2006 Second Quarter Results
JACKSON, Mich.—(BUSINESS WIRE)—February 10, 2006—Electronics Design and Manufacturing Service (EMS) provider, Sparton Corporation (NYSE:SPA) announces the financial results for the Fiscal 2006 second quarter and six-month periods.
Net sales for the three-month and six-month periods ended December 31, 2005, totaled $37,693,000 and $74,999,000, respectively. For the quarter, these results reflect an increase of $3,166,000 (9.2%) from the same quarter last year. However, for the six months, a decrease year-to-date of $4,716,000 (5.9%) was recorded. Government sales increased in both periods, primarily due to more successful sonobuoy performance tests at the US Navy’s test range. Industrial sales also improved in both periods. Sales in the aerospace market decreased, both during the quarter and year-to-date, due principally to the strong sales of aircraft collision avoidance systems, which took place in fiscal 2005. The higher level of sales for those products had not been expected to continue into fiscal 2006. Medical sales for the quarter increased slightly from the same quarter last year, while year-to-date medical sales declined slightly from the prior year.
Pretax operating losses of $60,000 and $2,362,000 were reported for the three-month and six-month periods ended December 31, 2005, respectively. The gross profit percentage for the three months ended December 31, 2005, was 10.0%, consistent with the same quarter last year. The gross profit percentage for the six months ended December 31, 2005, was 7.3%, down from 12.5% for the same period last year. Reflected in fiscal 2006 gross profit in the second quarter and year-to-date were charges of $99,000 and $652,000, respectively, resulting from changes in estimates, primarily related to certain production sonobuoy programs. The affected programs are now expected to be loss contracts and the Company has recognized the entire estimated losses as of December 31, 2005. These programs, which are anticipated to be completed and shipped during the remainder of this fiscal year, have a sales backlog of $6 million. In addition, the prior year’s results benefited from the inclusion of delayed government sales of $4.7 million. These sales carried a higher than usual margin, contributing $1.7 million in the first quarter of fiscal 2005, which sales in fiscal 2006 could not match. Also included in fiscal 2006 are the results of operations of the Company’s new Vietnam facility, the start-up of which adversely impacted gross profit by $362,000 and $686,000 for the quarter and year-to-date, respectively. While sales are behind plan, we remain focused on making certain that initial customer satisfaction is achieved without compromise. Finally, discussions and resolution with a major current customer regarding the recovery of past material component costs could not be completed as planned and, as a result, $194,000 and $548,000 was charged to expense during the three-month and six-month periods ended December 31, 2005, respectively. The Company is continuing its efforts to fully recover these costs.
Selling and administrative expenses in fiscal 2006 include approximately $284,000 and $479,000 of expenses related to the NRTC litigation for the three-month and six-month periods ended December 31, 2005, respectively. As reported previously, Sparton prevailed in this litigation at the trial court level and we are now awaiting the judge’s ruling on several pending motions from both sides. We expect this ruling during the 3rd Quarter. In addition, beginning in fiscal 2006 the Company was required to expense the vested portion of the fair value of stock options. Stock-based compensation expense recorded for the three months and six months ended December 31, 2005, which is included in selling and administrative expense, totaled $110,000 and $175,000, respectively. The remainder of the increase in selling and administrative expenses for both periods relates to minor increases in various categories, such as wages, employee benefits, insurance, and other items.
Other income-net for the three months ended December 31, 2005, was $111,000, versus $299,000 in fiscal 2005. Other income-net for the six months ended December 31, 2005, was $221,000, versus $658,000 in fiscal 2005. Translation adjustments, along with gains and losses from foreign currency transactions, are included in other income. In the aggregate, these adjustments amounted to gains of $112,000 and $295,000 for the three months ended December 31, 2005 and 2004, respectively, and gains of $223,000 and $656,000 during the six months ended December 31, 2005 and 2004, respectively.
The Company reported net income of $202,000 ($0.02 per share, basic and diluted) for the three months ended December 31, 2005, versus net income of $453,000 ($0.05 per share, basic and diluted) for the corresponding period last year. Year-to-date, the Company reported a net loss of $1,097,000 (($0.12) per share, basic and diluted) for the six months ended December 31, 2005, versus net income of $2,866,000 ($0.31 per share, basic and diluted) for the corresponding period last year. At December 31, 2005, the Company had $95,567,000 in shareowners’ equity ($10.19 per share), $74,389,000 in working capital, and a 4.99:1.00 working capital ratio. At December 31 and June 30, 2005, the aggregate government funded EMS backlog was approximately $36 million and $42 million, respectively. The amount at December 31, 2005 does not include the recent US Navy’s production sonobuoy awards of approximately $24 million.
The Company’s previously announced $4,000,000 stock repurchase program is continuing, and, as of December 31, 2005, approximately 20,000 shares ($200,000) have been repurchased. On October 5, 2005, a $0.10 per share cash dividend was paid to shareowners. In addition, a 5% stock dividend was declared in October 2005, and distributed in January 2006.

SPARTON CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
For the Three-Month and Six-Month Periods ended December 31, 2005 and 2004

	Three-Month Periods		Six-Month Periods
	2005	2004	2005	2004

Net sales	$37,693,154	$34,526,907	$74,999,272	$79,715,222
Costs of goods sold	33,910,086	31,050,534	69,521,644	69,772,133

Gross profit	3,783,068	3,476,373	5,477,628	9,943,089

Selling and administrative	3,749,626	3,276,095	7,763,897	6,663,148
EPA related — net environmental remediation	—	75,033	(29,198)	159,033
Loss (gain) on sale of property, plant and equipment	93,435	(19,275)	104,591	(19,275)

Operating income (loss)	(59,993)	144,520	(2,361,662)	3,140,183

Other income (expense):
Interest and investment income	263,379	206,768	527,827	422,241
Equity income (loss) in investment	(18,000)	15,000	(1,000)	(5,000)
Other – net	111,419	299,353	220,694	657,815

	356,798	521,121	747,521	1,075,056

Income (loss) before income taxes	296,805	665,641	(1,614,141)	4,215,239
Provision (credit) for income taxes	95,000	213,000	(517,000)	1,349,000

Net income (loss)	$201,805	$452,641	$(1,097,141)	$2,866,239

Basic and diluted earnings (loss) per share	$0.02	$0.05	$(0.12)	$0.31

Notes:
1. Financial information was taken from the Company’s internal records and is unaudited.
2. For the three-month and six-month periods, weighted average shares outstanding for computation of basic earnings per share were 9,348,443 and 9,319,263 in 2005 and 9,212,953 and 9,210,511 in 2004, respectively. Weighted average shares outstanding include the additional shares issued with respect to the 5% common stock dividend declared in October 2005. Differences in the basic and diluted weighted average number of shares outstanding for purposes of computing diluted earnings per share were due to the inclusion of the dilutive effect of employee incentive stock options. These differences in the calculation of basic and diluted earnings per share were not material. The effect of stock options was not included in the six-month 2005 calculation as such would have been anti-dilutive to the current period six-month net loss.
3. All share and per share information have been adjusted to reflect the impact of the 5% stock dividend declared in October 2005.

SPARTON CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheet as of December 31, 2005 (unaudited)

Current assets	$93,030,088	Current liabilities	$18,640,718

Miscellaneous long term receivables and other assets	11,586,434	Environmental remediation -noncurrent portion	6,046,257

Property, plant and equipment – net	15,637,200	Total shareowners’ equity	95,566,747

Total assets	$120,253,722	Total liabilities and shareowners’ equity	$120,253,722

This news release contains forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “expects,” “anticipates,” and “believes,” and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements. Although the Company believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties, and assumptions, including but not limited to industry and economic conditions, customer actions, and other factors discussed in the Company’s form 10-Q for the quarter ended December 31, 2005, and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.
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